                                                                   Exhibit 5.1

                            DORSEY & WHITNEY LLP
      MINNEAPOLIS                                             NEW YORK
    WASHINGTON, D.C.       PILLSBURY CENTER SOUTH              DENVER
       LONDON              220 SOUTH SIXTH STREET              SEATTLE
      BRUSSELS        MINNEAPOLIS, MINNESOTA 55402-1498         FARGO
      HONG KONG          Telephone:  (612) 340-2600            BILLINGS
      DES MOINES            Fax:  (612) 340-2868               MISSOULA
      ROCHESTER                                               GREAT FALLS
      COSTA MESA


                                October 9, 1997


C.H. Robinson Worldwide, Inc.
8100 South Mitchell Road
Suite 200
Eden Prairie, MN 55344-2248

          Re:  Registration Statement on Form S-1
               File No. 333-33731

Ladies and Gentlemen:

          We have acted as counsel to C.H. Robinson Worldwide, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") relating to the sale by the Company of up to 12,165,155 shares of common stock of the Company, par value $.10 per share (the "Common Stock"), and the associated Preferred Share Purchase Rights (the "Rights").

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
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C.H. Robinson Worldwide, Inc.
Page 2
October 9, 1997


          Based on the foregoing, we are of the opinion that the Common Stock and the Rights have been duly authorized by all requisite corporate action, and upon issuance, delivery and payment therefor as described in the Registration Statement, will be, in the case of the Common Stock, validly issued, fully paid and nonassessable and, in the case of the Rights, valid and legally binding obligations of the Company.

          Our opinions expressed above are limited to the Delaware General Corporation Law and the laws of Minnesota.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                    Very truly yours,


                                    /s/ Dorsey & Whitney LLP

WBP/law